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                                                                  EXHIBIT 99.101

                             FOR IMMEDIATE RELEASE


        Leanne Reynolds                             Lisa van Velthuyzen
        323-869-7607                                323-869-7608


             SMART & FINAL AUTHORIZES $60 MILLION EQUITY OFFERING;
                 MAJOR SHAREHOLDER TO EXCHANGE DEBT FOR EQUITY


     LOS ANGELES, CA, DECEMBER 7, 1998 - Smart & Final Inc. (NYSE-SMF) today reported that its Board of Directors has authorized an offering to shareholders of rights to purchase additional shares of the Company's common stock. The size of the offering is planned to be $60 million. The Company plans to file a registration statement with the Securities and Exchange Commission in February 1999, following the release of full-year 1998 financial statements, with the offering expected to be completed in April 1999.

     Smart & Final's majority shareholder, Casino USA, Inc., a unit of French retailer Casino Guichard-Perrachon S.A., has advised the Company that it intends to exercise all of its rights and intends to purchase any new shares not subscribed for by other shareholders.

     The subscription price for the additional shares to be issued will be based on the market price of the Company's common stock prior to the effective date of the registration statement for the offering, less a discount of $0.50 to $0.90, so long as the market price is less than $15.00 per common share. All shareholders will receive one right per share of stock held, with an exchange ratio of rights to new shares determined by the final subscription price. Based on the current market price of the stock, a subscription ratio of approximately four rights to one new share would apply. At that ratio, the rights offering would result in the issuance of approximately 6 million new shares.

     The structure and terms of the proposed rights offering were approved by a Special Committee of the Board of Directors of the Company. The members of the Special Committee were the directors of the Company unaffiliated with Casino USA or management of the Company.

     The rights will be freely transferable, but the Company does not intend to make a market in the rights. All subscribing shareholders will be allowed a voluntary oversubscription option, whereby unsubscribed shares will be allocated to oversubscribing shareholders.

     All of the net proceeds of the offering will be used to reduce currently outstanding debt of the Company. Consideration for shares acquired by Casino USA under the offering will be the exchange of all or a portion of an existing $55 million loan owed by the Company to Casino USA. Consideration for shares acquired by all other shareholders will be cash.

     Chairman and chief executive officer Robert J. Emmons stated, "We are delighted at the vote of confidence from our major shareholder, Groupe Casino. After studying a variety of options to improve our capital structure, the Board concluded that a rights offering was an outstanding option for increasing our equity base. The additional equity will strengthen the financial position of the company and will result in a substantial future reduction in interest expense."

     This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such offer, solicitation or sale under the securities laws of such jurisdiction. Any public offering of securities will be made only by means of a prospectus.

     Smart and Final operates 216 non-membership grocery warehouse stores in California, Oregon, Washington, Arizona, Nevada, Mexico, Idaho, and Florida, and two foodservice distributors located in Northern California and Florida. In 1997 the Company reported revenues of $1.45 billion. For more information on the Company visit our web-site at smartandfinal.com.

     This press release contains forward-looking statements that are based upon the Company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include factors described in the Company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. In light of the significant uncertainties inherent in forward-looking information, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized.